Innospec REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS

All businesses contributed to revenue and operating income growth

Continued strength in Fuel Specialties; Double-digit operating income growth in Performance Chemicals and Oilfield Services

Cash flow of $17.4 million generated from operations; Net cash improved to $251.9 million

GAAP EPS $1.29 and adjusted non-GAAP EPS $1.29

Semi-annual dividend of 94 cents; Annual dividend increased by 9 percent

Englewood, CO – November 3, 2026 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the third quarter ended September 30, 2026 and declared a semi-annual dividend of 94 cents per common share for the second half of 2026, which will be paid on November 25, 2026 to shareholders of record as of November 17, 2026. This brings the annual dividend to $1.86 per share, a 9 percent increase over 2025.

Total revenues for the third quarter were $473.6 million, an increase of 7 percent from $441.9 million in the corresponding period last year. Net income attributable to Innospec for the quarter was $31.8 million or $1.29 per diluted share, compared to $12.9 million or 52 cents per diluted share recorded last year.

Adjusted EBITDA for the quarter was $51.4 million compared to $44.2 million reported in the same period a year ago. Innospec generated cash from operating activities of $17.4 million, before capital expenditures of $15.6 million in the quarter. The quarter closed with net cash of $251.9 million.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the third quarter was $1.29 per diluted share, compared to $1.12 per diluted share a year ago.

Adjusted EBITDA and net income attributable to Innospec excluding special items and related per-share amounts together with net cash, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended September 30, 2026		Quarter ended September 30, 2025

(in millions, except share and per share data)	Net income attributable to Innospec	Diluted EPS	Net income attributable to Innospec	Diluted EPS

Reported GAAP amounts	$31.8	$1.29	$12.9	$0.52

Adjustment to fair value of contingent consideration	(1.1)	(0.04)	(17.7)	(0.71)
Amortization of acquired intangible assets	0.8	0.03	1.7	0.07
Legacy costs of closed operations	0.7	0.03	0.8	0.03
Foreign currency exchange gains	(0.4)	(0.02)	(2.4)	(0.10)
Impairment of property, plant and equipment	-	-	18.1	0.73
Impairment of intangible assets	-	-	14.0	0.56
Restructuring charge	-	-	0.6	0.02

	0.0	0.0	15.1	0.60

Adjusted non-GAAP amounts	$31.8	$1.29	$28.0	$1.12

Commenting on the third quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was another good quarter for Innospec with all businesses contributing to solid revenue and strong operating income growth.

Performance Chemicals sales growth and margin improvement drove an 84 percent operating income increase over last year. In North Carolina, we expect to commission our recent plant efficiency upgrades by year-end. These upgrades are expected to increase capacity, productivity and yields on a wide range of personal care and other products. As utilization of this new capacity improves and progress on new products continues, we expect further growth and margin improvement in the coming quarters.

Fuel Specialties had another strong quarter delivering revenue growth and steady operating income with margins that remained within our target range. As expected, the business has continued to deliver consistent results.

Oilfield Services operating income grew 40 percent and operating margins improved, driven by our recent DRA plant expansion. While sequential results were lower than expected on continued activity delays in our legacy Middle East business and elevated raw material costs, we are expecting improvement across several of these areas to drive sequential operating income growth in the fourth quarter.”

Revenues in Performance Chemicals of $180.5 million were up 6 percent from $170.8 million in the third quarter of last year. Volume reductions of 5 percent and a negative currency impact of 1 percent were offset by a positive price and product mix of 12 percent. Gross margins of 18.8 percent increased by 3.7 percentage points from the same quarter last year. Operating income of $16.9 million increased 84 percent from $9.2 million in the prior year period.

Revenues in Fuel Specialties of $180.7 million were up 5 percent from $172.0 million in the third quarter of last year. Volumes were up 3 percent and the price and product mix up 2 percent. Gross margins of 35.1 percent decreased by 0.5 percentage points over last year. Operating income of $35.6 million was up 1 percent from $35.3 million a year ago.

Revenues in Oilfield Services of $112.4 million for the quarter were up 13 percent from $99.1 million in the third quarter of last year. Gross margins of 28.2 percent decreased by 1.8 percentage points from the same quarter last year on a weaker sales mix. Operating income of $6.7 million increased 40 percent from $4.8 million in the prior year period.

Corporate costs for the quarter were $18.6 million, compared with $18.2 million a year ago. The adjusted effective tax rate for the quarter was 24.7 percent compared to 22.7 percent in the same period last year, due to the geographical mix of taxable profits.

For the quarter, cash provided by operating activities was $17.4 million compared to $39.1 million a year ago. As of September 30, 2026, Innospec had $251.9 million in cash and cash equivalents and no debt.

Mr. Williams concluded,

“Again this quarter Innospec delivered solid sales and strong operating income growth with higher margins. We remain focused on significant opportunities for continued growth and margin improvement across all our businesses and in particular Performance Chemicals and Oilfield Services.

Operating cash generation was positive in the quarter, and our net cash position remained at over $250 million. We continue to focus on driving increased operating cash flow in the coming quarters with better working capital efficiency. We have significant balance sheet flexibility for organic investment, M&A, dividend growth, and buybacks. This quarter our Board approved a further increase in our semi-annual dividend to 94 cents per share resulting in an annual dividend increase of 9 percent.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, net income attributable to Innospec excluding special items and related per share amounts together with net cash. Adjusted EBITDA is net income attributable to Innospec per our consolidated financial statements adjusted for the exclusion of interest income, net, income taxes, depreciation and amortization, foreign currency exchange (gains)/losses, legacy costs of closed operations, adjustment to fair value of contingent consideration, restructuring charge, impairment of property, plant and equipment and impairment of intangible assets. Net income attributable to Innospec and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment to fair value of contingent consideration, amortization of acquired intangible assets, legacy costs of closed operations, foreign currency exchange gains, impairment of property, plant and equipment, impairment of intangible assets and restructuring charge. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below.

The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and net income attributable to Innospec excluding special items and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income attributable to Innospec) to allocate resources and evaluate the performance of the Company’s operations and has provided a reconciliation of adjusted EBITDA and net income attributable to Innospec excluding special items, and related per share amounts, to GAAP net income attributable to Innospec herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,450 employees in 22 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends,” “outlook” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2025, Innospec’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading "Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

(in millions, except share and per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025

Net sales	$473.6	$441.9	$1,418.2	$1,322.4
Cost of goods sold	(344.5)	(325.2)	(1,027.3)	(957.4)
Gross profit	129.1	116.7	390.9	365.0

Operating expenses:
Selling, general and administrative	(71.7)	(71.9)	(234.5)	(215.8)
Research and development	(16.8)	(13.7)	(44.2)	(40.0)
Adjustment to fair value of contingent consideration	1.1	17.7	5.7	16.2
Restructuring charge	-	(0.9)	-	(0.9)
Impairment of property, plant and equipment	-	(22.9)	-	(22.9)
Impairment of intangible assets	-	(19.1)	-	(19.1)
Profit on disposal of property, plant and equipment	-	-	-	0.2
Total operating expenses	(87.4)	(110.8)	(273.0)	(282.3)
Operating income	41.7	5.9	117.9	82.7
Other income/(expense), net	0.5	3.2	4.2	(1.2)
Interest income, net	0.4	2.2	2.0	7.3
Income before income taxes	42.6	11.3	124.1	88.8
Income taxes	(11.0)	1.4	(30.5)	(18.6)
Net income	31.6	12.7	93.6	70.2
Net loss/(income) attributable to non-controlling interests	0.2	0.2	(0.6)	(1.0)
Net income attributable to Innospec	$31.8	$12.9	$93.0	$69.2

Earnings per share:
Basic	$1.29	$0.52	$3.77	$2.78
Diluted	$1.29	$0.52	$3.75	$2.76

Weighted average shares outstanding (in thousands):
Basic	24,631	24,834	24,684	24,914
Diluted	24,743	24,909	24,802	25,045

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2026	2025	2026	2025

Net sales:
Performance Chemicals	$180.5	$170.8	$540.2	$513.0
Fuel Specialties	180.7	172.0	548.0	507.4
Oilfield Services	112.4	99.1	330.0	302.0
	473.6	441.9	1,418.2	1,322.4

Gross profit:
Performance Chemicals	34.0	25.8	95.4	91.6
Fuel Specialties	63.4	61.2	195.7	184.9
Oilfield Services	31.7	29.7	99.8	88.5
	129.1	116.7	390.9	365.0

Operating income:
Performance Chemicals	16.9	9.2	44.0	43.3
Fuel Specialties	35.6	35.3	109.7	107.6
Oilfield Services	6.7	4.8	21.0	15.1
Corporate costs	(18.6)	(18.2)	(62.5)	(56.8)
	40.6	31.1	112.2	109.2
Adjustment to fair value of contingent consideration	1.1	17.7	5.7	16.2
Restructuring charge	-	(0.9)	-	(0.9)
Impairment of property, plant and equipment	-	(22.9)	-	(22.9)
Impairment of intangible assets	-	(19.1)	-	(19.1)
Profit on disposal of property, plant and equipment	-	-	-	0.2
Total operating income	$41.7	$5.9	$117.9	$82.7

Schedule 2B

NON-GAAP MEASURES	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2026	2025	2026	2025

Net income attributable to Innospec	$31.8	$12.9	$93.0	$69.2
Interest income, net	(0.4)	(2.2)	(2.0)	(7.3)
Income taxes	11.0	(1.4)	30.5	18.6
Depreciation and amortization	9.7	11.9	29.5	34.2
Foreign currency exchange (gains)/losses	(0.5)	(3.2)	(4.2)	1.1
Legacy costs of closed operations	0.9	1.0	4.1	4.8
Adjustment to fair value of contingent consideration	(1.1)	(17.7)	(5.7)	(16.2)
Restructuring charge	-	0.9	-	0.9
Impairment of property, plant and equipment	-	22.9	-	22.9
Impairment of intangible assets	-	19.1	-	19.1
Adjusted EBITDA	51.4	44.2	145.2	147.3

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2026	December 31, 2025
Assets

Current assets:
Cash and cash equivalents	$251.9	$292.5
Trade and other accounts receivable	395.6	342.3
Inventories	361.8	329.3
Prepaid expenses	10.0	20.1
Prepaid income taxes	2.7	13.1
Other current assets	12.4	7.3
Total current assets	1,034.4	1,004.6

Net property, plant and equipment	300.2	286.1
Operating lease right-of-use assets	47.3	52.7
Goodwill	397.4	399.0
Other intangible assets	62.5	67.7
Deferred tax assets	13.5	13.6
Other non-current assets	1.3	8.7
Total assets	$1,856.6	$1,832.4
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$164.4	$174.7
Accrued liabilities	157.5	152.3
Current portion of operating lease liabilities	13.5	15.9
Current portion of plant closure provisions	4.9	4.9
Current portion of acquisition-related contingent consideration	2.5	7.0
Accrued income taxes	8.4	5.3
Total current liabilities	351.2	360.1

Operating lease liabilities, net of current portion	33.8	36.8
Plant closure provisions, net of current portion	58.8	60.2
Deferred tax liabilities	15.8	19.1
Pension liabilities and post-employment benefits	12.5	13.2
Acquisition-related contingent consideration, net of current portion	0.5	1.3
Other non-current liabilities	3.7	8.8
Equity	1,380.3	1,332.9
Total liabilities and equity	$1,856.6	$1,832.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
(in millions)	2026	2025
Cash Flows from Operating Activities

Net income	$93.6	$70.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	29.5	34.2
Adjustment to fair value of contingent consideration	(5.7)	(14.9)
Impairment of property, plant and equipment	-	22.9
Impairment of intangible assets	-	19.1
Deferred taxes	(3.0)	(10.6)
Profit on disposal of property, plant and equipment	-	(0.2)
Movements on defined benefit pension plans	(0.2)	2.6
Stock option compensation	5.2	5.0
Changes in working capital	(87.4)	(24.4)
Movements in plant closure provisions	0.5	1.1
Movements in income taxes	11.8	(19.9)
Movements in other assets and liabilities	(2.1)	(7.2)
Net cash provided by operating activities	42.2	77.9
Cash Flows from Investing Activities

Capital expenditures	(42.4)	(35.7)
Proceeds on disposal of property, plant and equipment	1.7	0.4
Business combinations, net of cash acquired	-	(2.0)
Internally developed software	(5.1)	(18.6)
Net cash used in investing activities	(45.8)	(55.9)
Cash Flows from Financing Activities

Dividend paid	(22.7)	(20.8)
Issue of treasury stock	0.2	0.4
Repurchase of common stock	(13.5)	(23.9)
Net cash used in financing activities	(36.0)	(44.3)

Effect of foreign currency exchange rate changes on cash	(1.0)	3.9
Net change in cash and cash equivalents	(40.6)	(18.4)
Cash and cash equivalents at beginning of period	292.5	289.2
Cash and cash equivalents at end of period	$251.9	$270.8